Exhibit No. 21

Subsidiaries of the Registrant

State of Incorporation

Heartland Express, Inc.	Parent	NV
Heartland Express, Inc. of Iowa	Subsidiary	IA
Heartland Express Maintenance Services, Inc.	Subsidiary	NV
Heartland Express Services, Inc.	Subsidiary	NV
Midwest Holding Group, LLC	Subsidiary	WI
Millis Transfer, LLC	Subsidiary	WI